Exhibit 6.242

Au[redacted]

# REAL ESTATE INFORMATION NETWORK INC.
# STANDARD PURCHASE AGREEMENT ("AGREEMENT")

REIN EQUAL HOUSING OPPORTUNITY

**THIS AGREEMENT** is made this 5/17/2023 (date), between [redacted] ("Buyer"), [redacted] [redacted] ("Seller"), [redacted] MLS Office No.) and Better Homes&Gardens R.E. Native American Grp ("Listing Firm") ( 102900 MLS Office No.)

**1. AGREEMENT TO SELL PROPERTY:** Pursuant to the terms of this Agreement, Buyer agrees to buy and Seller agrees to sell all that certain piece, parcel or lot of land and all improvements and fixtures on such land described as follows: LEGAL DESCRIPTION:
LOT 1&2 HUNTERSVILLE also known as
973 Washington Avenue
Norfolk VA 23504
(Street address / City / State / Zip code)
including, but not limited to, those items listed and described in paragraph 15 (collectively, "Property").

**2. DEPOSIT:** The deposit (the "Deposit") shall be in the amount of Ten Thousand and 00/100 Dollars ($ 10,000.00 ) and paid by ☐ personal check, ☒ federal wire transfer, ☐ certified bank check, ☐ Automated Clearing House (ACH), or ☐other ________ and held by Blueprint Title ("Escrow Agent"). The Deposit shall apply as a credit to Buyer at settlement.

Buyer ☐ has paid the Deposit to the Escrow Agent or ☒ will pay the Deposit to the Escrow Agent within two (2) business days of the "Ratification Date". For purposes of this Agreement, ratification ("Ratification") shall mean the date ("Ratification Date") of communication of final written acceptance by Buyer and Seller of all the terms of this Agreement, not the date of removal or expiration of any contingencies.

If Buyer fails to pay the Deposit set forth above or if any check or other funds paid by Buyer are dishonored, Escrow Agent shall promptly provide written notice of such to Buyer and Seller. In such case, Buyer shall be in breach of this Agreement and Seller may, at Seller's option, terminate this Agreement by written notice to Buyer in which event neither Buyer or Seller shall have any further liability to the other.

**3. PURCHASE PRICE:** The Purchase Price of the Property is as follows:
$ 315,000.00 ( Three Hundred Fifteen Thousand (Dollars)
("Purchase Price") and shall be paid as follows:

$________ Down payment by cashier's or certified check or wire transfer to the settlement agent due at settlement;
$________ By ________ loan to be obtained by Buyer; and
$ 315,000.00 By cash or other financing terms if applicable:
________

VA Funding Fee, FHA MIP or Conventional PMI to be financed as applicable. If private party financing or assumption, then the appropriate addendum is attached and shall become a part of this Agreement.

This Purchase Agreement wa[redacted]

[redacted]

**4. SETTLEMENT EXPENSES:** Except as otherwise stated below, Seller shall pay (i) all expenses of deed preparation, the grantor's tax on the deed, appraiser reinspection fees, and all expenses, if any, for removal of title defects and (ii) those fees charged by lender for the specified financing which, by law, Buyer is not permitted to pay. Except as otherwise stated herein, all expenses incurred by Buyer in connection with this purchase, including without limitation, title examination fees and title insurance premiums, survey costs (including elevation certificate if required by lender), insurance premiums, discount points (unless prohibited by law), prepaids, recording costs and fees of Buyer's attorney or settlement agent, shall be paid by Buyer. The amount of seller contributions to Buyer's expenses, if any, shall be inclusive of those fees charged by lender for specified financing which, by law, Buyer is not permitted to pay. Any agreed upon seller contributions to Buyer's expenses shall not include any compensation, commission, fees, charges or other amounts payable to Selling Firm unless such payment is specifically agreed to in writing by Seller in this Agreement.

**No Closing Cost Assistance required.**

**5. DEPOSIT:**

**A.** Unless otherwise agreed in writing by Buyer and Seller, if the Deposit is received by Escrow Agent prior to the Ratification Date, the Escrow Agent shall place the Deposit in an escrow account by the end of the fifth (5th) business banking day following the Ratification Date. If the Deposit is received by the Escrow Agent after the Ratification Date, the Escrow Agent shall place the Deposit in an escrow account by the end of the fifth (5th) business banking day following Escrow Agent's receipt of the Deposit. If Escrow Agent is the Listing Firm or the Selling Firm, the Deposit shall be held and applied in conformity to the Regulations of the Virginia Real Estate Board. Escrow Agent may place the Deposit in an interest-bearing account. All interest, if any, which accrues with respect to the Deposit, shall become the sole and exclusive property of Escrow Agent. Buyer and Seller waive any and all right or entitlement to such interest. If Listing Firm or Selling Firm receive the Deposit and are not acting as the Escrow Agent, such firm shall ensure that the Deposit is delivered to the Escrow Agent in accordance with the time period set forth in paragraph 2, unless otherwise agreed to in writing.

**B.** The Deposit shall remain in escrow until settlement or termination. In the event that the transaction does not close, Escrow Agent shall hold the Deposit in escrow until (i) Buyer and Seller have agreed in a written agreement as to the disposition of the Deposit and the Deposit shall be returned to the agreed-upon party as provided in such written agreement; (ii) the Deposit is successfully interpleaded into a court of competent jurisdiction pursuant to this section; (iii) a court of competent jurisdiction orders such disbursement of the Deposit; or (iv) the Escrow Agent releases the Deposit to the principal to the transaction who is entitled to receive the Deposit in accordance with the clear and explicit terms of this Agreement. Except as provided in the clear and explicit terms of this Agreement, Escrow Agent shall not be required to make a determination as to the party entitled to receive the Deposit.

At the option of a broker, written notice may be sent by the broker that release of such funds shall be made unless a written protest is received from the principal who is not receiving the funds by such broker within 15 days of the date of such notice. Notice of disbursement shall be given to the parties to the transaction in accordance with the Agreement.

**C.** If the Property is foreclosed upon while this Agreement is pending, the terms of Section 54.1-2108.1 of the Code of Virginia shall apply to the disbursement of the Deposit. Foreclosure shall be considered a termination of this Agreement, and absent any default by Buyer, the Deposit shall be disbursed to Buyer.

**6. LOAN APPLICATION / LOAN DENIAL / INTENT TO OCCUPY:**

**A. LOAN APPLICATION:**

**i.** Unless otherwise indicated below, within seven (7) days of ratification of this Agreement, Buyer shall apply for the specified financing from ______________________________ ______________________________(Name of Lender) and authorize and pay for a credit report, appraisal or other requirements of such lender. If this Agreement is contingent on any inspection of the Property in paragraph 14D, the deadline for Buyer to authorize the lender to order the appraisal is extended to three (3) days after removal of the Property Inspection Contingency. **Should Buyer wish to change lenders, Buyer must obtain written permission from Seller.**

[redacted]

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**ii.** Buyer shall, promptly, diligently and in good faith, undertake each and every action necessary to obtain such financing. Buyer's failure to do so shall constitute a default of this Agreement. Except as otherwise provided in the Agreement, Buyer shall pay all costs associated with obtaining the financing. Buyer's failure to have available for settlement the cash required by this Agreement, including but not limited to down payment, closing costs, and prepaids, shall constitute a default of this Agreement.

Buyer has the responsibility to lock in the interest rate and discount points with respect to such loan(s).

**iii.** Buyer authorizes lender to keep Listing Firm and Selling Firm apprised of progress and status of loan approval, including verification that appraisal has been authorized by Buyer and confirmation of receipt of the appraisal. Should the appraisal indicate an appraised value less than the Purchase Price and/or require repairs, Buyer instructs lender to deliver a copy of the appraisal, applicable portions of the appraisal or affidavit as to value and/or repairs, to Listing Firm upon Seller's request.

**iv. Buyer's failure to comply with the provisions of paragraph 6A shall constitute a default of this Agreement and Seller shall have the right to terminate this Agreement.**

**B. LOAN DENIAL: Buyer authorizes lender to notify Seller, Listing Firm and Selling Firm of loan or assumption denial.** If Buyer's loan or assumption application is denied, Buyer shall, within three (3) days of any communication of denial to Buyer, provide written notice of such denial to Seller, Listing Firm and Selling Firm. At Seller's request, Buyer shall provide Seller a copy of the lender's denial notice and any additional documentation confirming the validity of such loan denial as is reasonably requested by Seller. Provided that such denial was not the result of Buyer's default, including Buyer's failure to act in good faith to obtain the financing or failure to have available for settlement the cash required by the terms of this Agreement, either Buyer or Seller shall have the right to terminate this Agreement. In the event of such termination: (i) all parties shall execute the appropriate release agreement; (ii) the Deposit shall be refunded to Buyer in accordance with paragraph 5B of this Agreement; and (iii) no party to this Agreement shall have any further rights against or obligations to any other party to this Agreement. Buyer's failure to send the written notice of denial within such three (3) day time period shall constitute a default under this Agreement. Seller may terminate this Agreement in the event of Buyer's default for failure to send the written notice of denial or in the event that loan denial was the result of Buyer's default. The rights and remedies set forth in this paragraph shall be in addition to the rights and remedies specified in paragraph 18.

**C. INTENT TO OCCUPY:** Buyer ☐ **DOES** / ☒ **DOES NOT** intend to occupy the Property as Buyer's principal residence.

**7. REPRESENTATIONS:**

**A.** Unless otherwise specified in this Agreement, Buyer represents that neither this Agreement nor the financing is dependent or contingent on the sale, settlement, lease or refinancing of other real property.

**B.** Buyer acknowledges that Seller is relying upon all of Buyer's representations, including, without limitation, the accuracy of the financial information given by Buyer to Seller, Selling Firm or Listing Firm. If Buyer makes any deliberate misrepresentation or material omission which results in Buyer's inability to obtain approved financing then Buyer shall be deemed to be in default. Except as provided in paragraph 6B, Buyer shall notify Seller, Listing Firm and Selling Firm in writing within three (3) days of Buyer's actual notice of the occurrence of any material adverse change in Buyer's financial condition which prevents Buyer from obtaining the specified financing under this Agreement. Buyer's failure to give notice of the material adverse change required above shall constitute a default under the terms of this Agreement. Within three (3) days of receipt of written notice of the material adverse change from Buyer, Seller shall notify Buyer in writing of Seller's election to: (i) proceed to closing based upon a modification to this Agreement acceptable to Seller and Buyer; (ii) require that Buyer deliver an acceptable First Right of Refusal Agreement; or (iii) terminate this Agreement. The rights and remedies set forth in this paragraph shall be in addition to the rights and remedies specified in paragraph 18.

**C.** Except as expressly provided below, Seller represents that Seller (i) owns good and marketable fee simple title to the Property, (ii) has the right to transfer the Property without obtaining the consent or approval of any other party, including, without limitation, judgment creditors, lienholders, or other lenders, or any court including bankruptcy court or court having jurisdiction with respect to the distribution of marital property, (iii) if necessary, has or will have sufficient cash or other liquid funds to make any payments required to be made in order to pay all brokerage fees due and transfer the Property without any liens attaching to the Property, and (iv) will be in a position to transfer title to the Property to Buyer free and clear of all liens, leases and tenancies except as expressly provided in this Agreement. Seller further represents and warrants that this A reement is the valid and

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binding obligation of Seller and that the party executing this Agreement on behalf of the Seller (in the event Seller is not an individual) has the authority to execute and deliver this Agreement on behalf of the Seller.

**Exceptions:**

____________________________________________

**D.** Except as noted below, Seller represents and warrants that Seller is not a nonresident alien, foreign estate, foreign trust, foreign partnership or foreign corporation as those terms are defined in the Internal Revenue Code and applicable United States Treasury Regulations, including Internal Revenue Code Sections 1445 and 1446. Buyer understands that if the Seller is a nonresident alien, foreign estate, foreign trust, foreign partnership or foreign corporation as those terms are defined in the Internal Revenue Code and applicable United States Treasury Regulations, including Internal Revenue Code Section 1445 and 1446, Buyer may be responsible for collecting and filing tax withholding on Seller's behalf as required under such regulations. Legal counsel should be consulted.

____________________________________________.

**E. Seller also represents and warrants that (Check appropriate box):**

☒ **The Property is not served by an onsite septic system.**

☐ **The Property is served by an onsite septic system that is not subject to a waiver.**

☐ **The Property is served by an onsite septic system that has been granted a waiver which is not transferable to Buyer. Buyer has received from Seller the Disclosure Regarding Validity of Septic System Operating Permit as required by §32.1-164.1:1 of the Code of Virginia, a copy of which is attached to this Agreement. A copy of the Onsite Sewage (Septic) Addendum is attached and shall become a part of this Agreement.**

☐ **Other (enter the applicable exemption for transfer subject to waiver pursuant to §32.1-164.1:1.C. of the Code of Virginia) ____________________**

**F.** If any representation by Seller is materially untrue, Seller shall be deemed to be in default under the terms of this Agreement and Buyer shall have the right to terminate this Agreement, whereupon the Deposit shall be paid to Buyer, in accordance with paragraph 5B, and Buyer shall have all of its rights as the non-defaulting party under paragraph 18. Additionally, if settlement does not occur as a result of Seller's misrepresentations and Buyer incurs any expense relative to appraisal and property inspection, Seller will be deemed liable for such expense and Buyer may, in addition to its other rights under this Agreement, recover such expense, including reasonable attorney's fees, from Seller.

____________________________________________

**8. SETTLEMENT / POSSESSION:** Settlement to be on or before 6/7/2023 [redacted] Date"). **The Settlement Date may be extended by ________ days (if blank, the parties dee** [redacted] **to be 10 days) solely for the purpose of:** See attached addendum for specific terms relating to closing

i. **processing and closing the specified loan in compliance with applicable law and/or** [redacted]

ii. **correcting any defects reported by a title examiner.**

**The Settlement Date shall be deemed to include any extension ONLY as provided for in (i) or (ii) above.** If through no fault of Seller settlement has not occurred by the Settlement Date, then Seller, at Seller's option, may terminate this Agreement by written notice to Buyer. If through no fault of Buyer settlement has not occurred by the Settlement Date, then Buyer, at Buyer's option, may terminate this Agreement by written notice to Seller. Nothing contained herein shall be construed to limit, in any way, any other legal remedy or right Seller, Buyer, Listing Firm and/or Selling Firm may have for either party's failure to close on or before Settlement Date or at any time thereafter. Possession of the Property shall be given at settlement unless otherwise agreed to in writing by Buyer and Seller. At settlement, Seller shall execute and deliver (i) the deed, (ii) a mechanic's lien affidavit acceptable to Buyer's title insurance company and (iii) such certificates or agreements as may be required by state and federal authorities for tax and residency purposes. Seller and Purchaser agree to release an [redacted] officers, directors and employees, and any real estate broker or salesp [redacted]

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Firm or Selling Firm from any delay or expense caused by such delay in settlement due to regulatory or legal requirements.

Choice of Settlement Agent: Chapter 10 (§55.1-1000 et seq.) of Title 55.1 of the Code of Virginia provides that the Buyer has the right to select the settlement agent to handle the closing of this transaction. The settlement agent's role in closing this transaction involves the coordination of numerous administrative and clerical functions relating to the collection of documents and the collection and disbursement of funds required to carry out the terms of the contract between the parties. If part of the purchase price is financed, the lender for the Buyer will instruct the settlement agent as to the signing and recording of loan documents and the disbursement of loan proceeds. No settlement agent can provide legal advice to any party to the transaction except a settlement agent who is engaged in the private practice of law in Virginia and who has been retained or engaged by a party to the transaction for the purpose of providing legal services to that party.

Variation by agreement: The provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia may not be varied by agreement, and rights conferred by this chapter may not be waived. Seller may not require the use of a particular settlement agent as a condition of the sale of the Property. Seller may retain a licensed attorney to represent Seller's interests and provide legal advice pertaining to escrow, closing or settlement services. Such representation may include deed preparation, fee negotiation, and review of applicable documents, and advising Seller on any legal matters related to the settlement or closing process.

Escrow, closing and settlement service guidelines: The Virginia State Bar issues guidelines to help settlement agents avoid and prevent the unauthorized practice of law in connection with furnishing escrow, settlement or closing services. As a party to a real estate transaction, the Buyer is entitled to receive a copy of these guidelines from the settlement agent, upon request, in accordance with the provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia.

Buyer and Seller each authorize their respective attorneys, lenders and/or the settlement agent, to furnish prior to the Settlement Date to all parties including, Listing Firm and Selling Firm, complete copies of the draft and final closing disclosure/settlement statement for the sale of the Property, including the HUD-1 settlement statement, the TILA-RESPA settlement statement, the ALTA settlement statement combined, the Seller Closing Disclosure (Seller's CD) and/or the Buyer's Closing Disclosure (Buyer's CD).

**9. DEED AND TITLE:**

**A.** Except as expressly provided in writing, representations and warranties made by Seller herein and all other provisions of this Agreement shall be deemed merged into the deed delivered at settlement and shall not survive settlement, unless otherwise provided herein. Seller shall convey marketable and insurable title to the Property by general warranty deed, unless otherwise specified below, subject to any easements, covenants and restrictions of record, which do not adversely affect the use of the Property for residential purposes. Title to the Property shall be conveyed (i) free and clear of all liens, tenancies and encumbrances of every kind except those stated herein, and (ii) with marketable and insurable access to a publicly dedicated road.

**B.** Buyer will be required to purchase a lender's title insurance policy if the Buyer is obtaining a loan secured by the Property. Buyer may, at Buyer's expense, purchase an owner's title insurance policy which insures Buyer's title to the Property, subject to the terms of such policy. The coverage afforded by such title insurance would be governed by the terms of the policy and any exceptions to the policy, and the premium for obtaining such title insurance coverage will be determined by its coverage and the title insurer. Buyer may purchase either "standard" or "enhanced" coverage which coverages have differing rates. Buyer authorizes Buyer's lender(s), if any, to include a quote for a premium for an owner's title insurance policy in the Loan Estimate based on enhanced coverage. Buyer understands that nothing in this Purchase Agreement obligates Buyer to obtain any owner's title insurance coverage at any time, including at Closing, and that the availability of enhanced coverage is subject to underwriting criteria of the title insurer. Buyer should consult Buyer's attorney with respect to obtaining owner's title insurance.

**C.** Buyer, at Buyer's expense, ☐ **WAIVES/** ☒ **DESIRES** a survey and, if appropriate, elevation certificate of the Property by a licensed surveyor. Notwithstanding the foregoing, in [redacted]

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requires a survey and/or an elevation certificate, Buyer shall, at Buyer's expense, obtain such survey and/or elevation certificate prior to settlement.

**10. PRORATIONS / ESCROW:**

☒ **A.** If new financing, or cash sale, all real property taxes, insurance, rents, interest, and appropriate homeowner's association and/or condominium fees or dues and other reserves and assessments shall be prorated as of Settlement Date.

☐ **B.** If an assumption, all real property taxes, all insurance (if allowed), rents, interest, and appropriate homeowner's association and/or condominium fees or dues and other reserves, if any, shall be ☐ **PRORATED** or ☐ **CURRENT AND TRANSFERRED GRATIS** as of Settlement Date.

**11. VA/FHA/CONVENTIONAL FINANCING OR CASH CONTINGENCY:** If noted below, Buyer's obligations under this Agreement are conditioned upon the applicable contingency: **(Check A, B, or C, as applicable)**

☐ **A. HUD/FHA or VA FINANCING:**

(I) It is expressly agreed that, notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise unless Buyer has been given in accordance with HUD/FHA or VA requirements a written statement issued by the Federal Housing Commissioner, Department of Veterans Affairs or a Direct Endorsement Lender setting forth the appraised value of the Property (excluding closing costs) as not less than the Purchase Price $__________________________. Buyer shall have the privilege and option of proceeding with consummation of this Agreement without regard to the amount of the appraised valuation by giving Seller written notice thereof within three (3) days after receipt of notification of the appraised value. THE APPRAISED VALUATION IS ARRIVED AT TO DETERMINE THE MAXIMUM MORTGAGE THE DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT/DEPARTMENT OF VETERANS AFFAIRS WILL INSURE. HUD/DEPARTMENT OF VETERAN AFFAIRS DOES NOT WARRANT THE VALUE OR THE CONDITION OF THE PROPERTY. BUYER SHOULD SATISFY HIMSELF/HERSELF THAT THE PRICE AND CONDITION OF THE PROPERTY ARE ACCEPTABLE.

(II) If Buyer is obtaining VA financing and elects to complete the purchase at a price in excess of the appraised value as established by the Department of Veterans Affairs (the "Department"), Buyer will disclose the source of such funds to the Department and pay the excess amount from such source. Such funds will not be borrowed funds unless approved by the Department.

(III) If Buyer is obtaining FHA financing, the parties acknowledge that the loan amount may be approximate because financed acquisition costs cannot be determined until settlement.

☐ **B. CONVENTIONAL FINANCING:** It is expressly agreed that, notwithstanding any other provisions of this Agreement, Buyer shall not incur any penalty by forfeiture of the Deposit or otherwise be obligated to complete the purchase of the Property if the Purchase Price exceeds the final determination of appraised value established by the appraiser ("Appraised Value") and Seller does not agree to reduce the Purchase Price to the Appraised Value. Buyer shall have the privilege and option of proceeding to settlement without regard to the Appraised Value. In the event the Purchase Price exceeds the Appraised Value and Seller or Listing Firm notifies Buyer or Selling Firm that Seller agrees to reduce the Purchase Price to the Appraised Value, then this Agreement will remain in force and settlement shall occur as specified in paragraph 8 of this Agreement.

☒ **C. CASH:** Buyer ☐ **DOES /** ☒ **DOES NOT** wish to order an appraisal. If Buyer wishes to order an appraisal, the appraisal must be paid for and ordered within seven (7) days after ratification of this Agreement or three (3) days after removal of the property inspection contingency referenced in paragraph 14D or the appraisal contingency shall be waived by Buyer. Notwithstanding any other provisions in this Agreement, Buyer reserves all rights outlined in the following paragraph in the event the Appraised Value is less than the Purchase Price.

**__APPRAISED VALUE:__** With respect to paragraphs 11B and 11C above, if, for any reason, the Appraised Value is less than the agreed upon Purchase Price, Buyer shall have three (3) days from receipt and notification of the Appraised Value to Seller to either (a) agree in writing to proceeding [redacted] Value, or (b) negotiate with Seller to find an acceptable agreement. I [redacted]

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proceed to settlement regardless of Appraised Value, Seller has not agreed to reduce the Purchase Price to the Appraised Value, or an alternate acceptable to both Buyer and Seller has not been agreed to in writing, then either Buyer or Seller may terminate this Agreement. If terminated, Buyer and Seller shall execute a Release with full refund of the Deposit to Buyer.

**12. PROPERTY CONDITION:** With the exception of the rights reserved by Buyer pursuant to paragraph 14 and subject to any inspections provided for in paragraph 13, Buyer represents that Buyer has inspected the Property and accepts the Property in its present condition except noted as follows:

| |
|---|
| ______________________________ |
| ______________________________ |
| ______________________________ |

Seller shall repair or replace the above noted items, in a workmanlike manner, at Seller's expense prior to the walk through inspection. Buyer acknowledges that Buyer has not relied upon any representation or warranty made by Listing Firm, Selling Firm or Seller not expressly set forth in this Agreement with respect to the condition of the Property. **Seller shall deliver the Property at settlement, or as otherwise provided, in substantially the same condition as of the date of this Agreement, and except as provided in paragraph 15, free of personal property, debris and trash. Seller assumes, until settlement, all risks of loss or damage to the Property by fire, windstorm, casualty or other hazards.**

**Buyer ☐ HAS ☒ HAS NOT physically inspected the Property in person prior to execution of this Agreement. If Buyer has not physically inspected the Property, Buyer is required to execute the No Physical Inspection Addendum which shall be incorporated into this Agreement.**

**13. INSPECTIONS/REPAIRS/TREATMENTS/CAP:** Seller shall be responsible for the cost of repairs referenced in this paragraph 13 in a total amount not to exceed ____1____% (if blank, the parties deem the amount to be 1%) of the Purchase Price ("the Cap"). Seller will remain obligated to make repairs arising under this paragraph 13A (Appraisal and Required Repairs), B (Wood Destroying Insect Infestation / Moisture / Inspection / Repairs), or C (Drinking Water and Septic) up to the amount of the Cap even if such repair is waived by Buyer as part of the Property Inspection Contingency Removal Addendum. If the total estimated costs of the repairs described in paragraphs 13 A, B, C, and D collectively exceed the Cap, then Buyer alone, or Seller alone, or Buyer and Seller jointly can agree to pay the excess. If neither party agrees to pay the excess amount and an acceptable alternative agreement cannot be reached, then this Agreement shall be terminated, all parties shall execute a release agreement, and the Deposit shall be refunded in full to Buyer.

**A. APPRAISAL AND REQUIRED REPAIRS:** Subject to the Cap, Seller shall make any repairs required by Lender as a result of the appraisal, or as may be required by governmental agencies, prior to the walk through inspection.

**B. WOOD DESTROYING INSECT INFESTATION (WDII) / MOISTURE INSPECTION/REPAIRS:**

1. **INSPECTION / REPORTS: ☒ BUYER / ☐ SELLER** shall obtain and authorize delivery at **☒ BUYER'S / ☐ SELLER'S** expense, an approved Wood Destroying Insect Infestation Inspection Report and a Moisture Inspection Report, (collectively referred to as the "Reports") and any re-inspection reports if required, from a licensed pest control operator. The Wood Destroying Insect Infestation Inspection Report shall show whether the Property's principal dwelling, garage, and the following additional structures ______________________________ **detached garage** ______________ are free of visible wood destroying insect infestation with no visible unrepaired damage from said infestation. The Moisture Inspection Report shall show whether readily accessible areas of the foundation and understructure, including crawl space, sill plates, joists, sub-flooring and substructure support timbers are free of standing water, visible moisture damage and wood destroying fungi. The Reports must be obtained and delivered to settlement agent, within ____________**Ten**____________ (__**10**__) days after ratification of this Agreement. If new VA financing is involved, Seller shall reimburse Buyer for the cost of the original termite/moisture inspection, if paid by Buyer.

   If the Reports are not obtained and delivered within the above time frame, the other party shall have the right to order the Reports at the expense of the party initially obligated to obtain the Reports. The obligation to reimburse the cost of obtaining the Reports by the other p [redacted] **100.00**

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DocuSign Envelope ID: D9069134-DBE1-4AB4-AD8D-F1E1E865B257

2. **TREATMENT:** Treatment, if required, shall be performed by the company issuing the Reports. Cost of treatment shall be at Seller's expense, subject to the Cap.

3. **REPAIRS:** Seller shall correct in a workmanlike manner, at Seller's expense, subject to the Cap, all standing water and damage identified in the Reports prior to the walk through inspection. The selection of the company to make any repairs, if required, shall be at the Seller's discretion. Buyer reserves the right to have the required repairs re-inspected at or prior to walk-through to ensure repairs were completed in a workmanlike manner.

**C. DRINKING WATER AND SEPTIC:**

1. **DRINKING WATER:** The Property is served by (Check One):

☒ **PUBLIC / PRIVATE** utilities supplying drinking water, OR

☐ **WELL / CISTERN** providing potable drinking water.

☐ **BUYER /** ☐ **SELLER** shall obtain prior to the walk through inspection at ☐ **BUYER'S /** ☐ **SELLER'S** expense, a test confirming the water is safe for human consumption from the appropriate governmental authority or from an acceptable private company, indicating that the well water is safe for human consumption. If the water is found unsafe for human consumption, and the Property is not served by another potable water source (i.e. city water line), Seller shall remedy prior to the walk through inspection all defects and provide a test confirming the water is safe for human consumption at Seller's expense, subject to the Cap.

2. **SEPTIC:**

If the Property is served by a septic system ☐ **BUYER /** ☐ **SELLER** shall obtain prior to the walk through inspection at ☐ **BUYER'S /** ☐ **SELLER'S** expense, a written statement addressed to Buyer from either:

(a). an "accredited septic system inspector" as defined in §59.1-310.9 of the Code of Virginia; or

(b). an individual who holds a valid onsite sewage system operator, onsite sewage system installer or soil evaluator license pursuant to Chapter 23 of Title 54.1 of the Code of Virginia

(such individual being referred to as a "Septic Inspector" for the purposes of this Agreement), indicating the condition of the system and any malfunction or noncompliance with applicable ordinances and regulations.

The inspection ☐ **SHALL/** ☐ **SHALL NOT** include pumping the septic system at the expense of the responsible party above prior to the walk through inspection. However, in the event the Septic Inspector requires that the septic system be pumped prior to the inspection of the septic system, the responsible party identified above shall pay to pump the septic system. Any required pumping of the septic system shall apply to the cap.

If the septic system is found defective or in noncompliance with applicable governmental regulations by the Septic Inspector, Seller shall repair and correct all defects prior to the walk through inspection at Seller's expense, subject to the Cap.

**D. WALK THROUGH INSPECTION:** Buyer reserves the right to have a walk through inspection prior to settlement to determine the Property is in substantially the same condition as of the date of this Agreement, and all appliances, heating and cooling equipment, plumbing and electrical systems, and all other equipment ("Walk Through Items") are in working order at time of settlement or possession, whichever occurs first. ☐ **BUYER /** ☒ **SELLER** shall be responsible for providing all utilities required for such inspection. Subject to the Cap, Seller shall repair all non-working Walk Through Items at Seller's expense unless waived. Neither Listing Firm nor Selling Firm shall be responsible for determining that the Walk Through Items are in working order.

**14. CONTINGENCIES:** This Agreement shall be contingent upon the following conditions and those noted in the attached contingency addendum/addenda, if any:

**A. CONDOMINIUM:** Buyer and Seller acknowledge that the Property (**check as applicable and attach Request For Condominium Disclosure Packet Addendum**):

1. ☒ **IS NOT** in a community subject to the Virginia Condominium Act (the "Condo Act").

2. ☐ **IS** a resale of a Condominium Unit, subject to the Virginia Condominium Act (55.1-1900 et.seq. of the Code of Virginia) (the "Condo Act"), which currently ha [redacted] $___________________________. **Buyer's rights under th** [redacted]

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The Condo Act requires Seller to obtain from the unit owners' association a resale certificate and provide it to Buyer or Buyer's authorized agent. The information contained in the resale certificate shall be current as of the specified date on the resale certificate. Buyer may cancel this Agreement;

(a) within 3 days (or up to 7 days if agreed to in paragraph 20), after the date of this Agreement, if on or before the date that Buyer signs this Agreement, Buyer receives the resale certificate or is notified that the resale certificate will not be available; or

(b) within 3 days (or up to 7 days if agreed to in paragraph 20), after receiving the resale certificate if the resale certificate or notice that the resale certificate will not be available is hand delivered, delivered by electronic means, or delivered by a commercial overnight delivery service or the United States Postal Service and a receipt obtained; or

(c) within 6 days (or up to 10 days if agreed to in paragraph 20), after the postmark date if the resale certificate or notice that the resale certificate will not be available is sent to Buyer by United States mail. Buyer may also cancel this Agreement at any time prior to settlement if Buyer has not been notified that the resale certificate will not be available, and the resale certificate is not delivered to Buyer.

Notice of cancellation shall be provided to Seller or Seller's authorized agent by one of the following methods; (i) hand delivery; (ii) United States mail, postage prepaid, provided the sender retains sufficient proof of mailing, which may be either a United States postal certificate of mailing or a certificate of service prepared by the sender confirming such mailing; (iii) electronic means provided the sender retains sufficient proof of the electronic delivery, which may be an electronic receipt of delivery, a confirmation that the notice was sent by facsimile, or a certificate of service prepared by the sender confirming the electronic delivery; or (iv) overnight delivery using a commercial service or the United States Postal Service. In the event of a dispute, the sender shall have the burden to demonstrate delivery of the notice of cancellation. Such cancellation shall be without penalty, and Seller shall cause any deposit to be returned promptly to Buyer, but not later than thirty days from the date of cancellation. Seller shall provide written instructions to the Association for the delivery of the resale certificate to Buyer or Buyer's authorized agent. The right to receive the resale certificate and to cancel this Agreement terminates at settlement. If Buyer has received the resale certificate, Buyer has a right, at Buyer's sole expense, to request from the unit owners' association a resale certificate update or financial update. A request for an updated resale certificate does not extend the cancellation periods set forth above.

3. ☐ **IS** a resale of a condominium unit in a condominium consisting of 3 or fewer units and as such is exempt from the requirements in the Condo Act relating to a resale certificate and/or a public offering statement. Prior to executing this Agreement, Buyer is advised to address all concerns relating to the Property being a condominium unit, including without limitation and by way of explanation, issues related to hazard and liability insurance, current and proposed maintenance and repairs, common expenses, restrictions, and agreements contained in the documents creating the condominium and similar items.

**B. PROPERTY OWNERS' ASSOCIATIONS:** Buyer and Seller acknowledge that the Property (check one and attach Request For Property Owner's Association Disclosure Packet Addendum if applicable):

1. ☒ **IS NOT** in a community subject to the Virginia Property Owners' Association Act (the "POA Act").

2. ☐ **IS** in a community which currently has mandatory monthly fees of approximately $______________ and is subject to the POA Act. The Request for Property Owners' Association Addendum is attached. **Buyer's rights under this paragraph may not be waived.**

If the Property is located within a development which is subject to the Virginia Property Owners' Association Act (55.1-1800 et. seq. of the Code of Virginia) (the "Act"), the Act requires Seller to obtain from the property owners' association an association disclosure packet and provide it to Buyer, or Buyer's authorized agent. The information contained in the association disclosure packet shall be current as of the specified date on the disclosure packet. Buyer may cancel this Agreement;

(a) within 3 days (or up to 7 days if agreed to in paragraph 20), after the date of this Agreement, if on or before the date that Buyer signs this Agreement, Buyer receives the association disclosure packet or is notified that the association packet in not available; or

(b) within 3 days (or up to 7 days if agreed to in paragraph [redacted] packet, if the association disclosure packet or notice that t[redacted]

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available is hand delivered, delivered by electronic means, or delivered by a commercial overnight delivery service or the United States Postal Service and a receipt obtained; or

(c) within 6 days (or up to 10 days if agreed to in paragraph 20), after the postmark date if the association disclosure packet or notice that the association disclosure packet will not be available is sent to Buyer by United States mail. Buyer may also cancel this Agreement at any time prior to settlement if Buyer has not been notified that the association disclosure packet will be available, and the association disclosure packet is not delivered to Buyer.

Notice of cancellation shall be provided to Seller or his agent by one of the following methods: (i) hand delivery; (ii) United States mail, postage prepaid, provided the sender retains sufficient proof of mailing, which may be either a United States postal certificate of mailing or a certificate of service prepared by the sender confirming such mailing; (iii) electronic means provided the sender retains sufficient proof of the electronic delivery, which may be an electronic receipt of delivery, a confirmation that the notice was sent by facsimile, or a certificate of service prepared by the sender confirming the electronic delivery; or (iv) overnight delivery using a commercial service or the United States Postal Service. In the event of a dispute, the sender shall have the burden to demonstrate delivery of the notice of cancellation. Such cancellation shall be without penalty, and Seller shall cause any deposit to be returned promptly to Buyer, but not later than thirty days from the date of cancellation. Seller shall provide written instructions to the Association for delivery of the disclosure packet to Buyer or Buyer's authorized agent. The right to receive the association disclosure packet and to cancel this Agreement terminates at settlement. If Buyer has received the association disclosure packet, Buyer has a right, at Buyer's sole expense, to request an update of such disclosure packet from the property owners' association. A request for an updated disclosure packet does not extend the cancellation periods set forth above.

**C. CO-OPERATIVE:** Buyer and Seller acknowledge that the Property (check one):

1. ☒ **IS NOT** in a community subject to the Virginia Real Estate Cooperative Act (the "Co-Op Act").
2. ☐ **IS** a Cooperative Unit which currently has mandatory monthly fees of approximately $_______________ and is subject to the Co-Op Act and the Cooperative Interest Addendum is attached to and shall become part of this Agreement.

**D. PROPERTY INSPECTIONS:** Buyer may request, at Buyer's expense, the following inspections:

1. **PROPERTY INSPECTION:** An inspection of the Property at Buyer's cost to determine the condition of the Property. Buyer ☐ **WAIVES /** ☒ **DESIRES** an inspection to be performed on the Property at Buyer's expense. If Buyer desires a property inspection, the REIN Property Inspection Contingency Addendum is attached and shall become part of this Agreement. Should Buyer elect to waive the property inspection, Buyer understands that a home inspector will not be permitted to conduct, or perform a property inspection at Walk-Through beyond the terms of paragraph 13D.

2. **EXTERIOR INSULATION AND FINISH SYSTEM (EIFS):** ☒ **N/A**

   An inspection and moisture test of the EIFS (Exterior Insulation & Finish System or synthetic stucco) by a qualified professional with experience in this field provided that, in the event the property is a condominium unit, the right to inspect may be limited by rights of other unit owners or the condominium association. Buyer ☐ **WAIVES /** ☐ **DESIRES** an EIFS inspection to be performed on the Property. If Buyer desires an EIFS inspection, the Property Inspection Contingency Addendum is attached and shall become part of this Agreement.

3. **LEAD-BASED PAINT DISCLOSURE:** ☒ **N/A – Property was not constructed prior to 1978.**

   A risk assessment or inspection of the Property to determine the presence of lead-based paint and/or lead-based paint hazards. The Residential Lead-Based Paint Hazard Reduction Act of 1992 requires Seller to make disclosures with respect to the presence of lead-based paint and/or lead-based paint hazards in properties built prior to 1978. This Act does not apply to properties built in 1978 and later. In the event the Property was built prior to 1978, Seller and Buyer acknowledge that a copy of the signed Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards is attached to this Agreement. Buyer ☐ **WAIVES /** ☐ **DESIRES** a risk assessment or inspection be performed on the Property. If Buyer desires a risk assessment or inspection of the Property, then a copy of the Property Inspection Contingency Addendum is attached and shall become a part of this Agree [redacted]

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**4. OTHER INSPECTIONS:** If Buyer desires Other Inspections, the Property Inspection Contingency Addendum is attached and shall become a part of this Agreement.

**E. OTHER CONTINGENCIES:**

______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

**15. ITEMS TO CONVEY:** All fixtures constituting a part of the "Property" and any personal property which convey as specifically described in the Agreement or as noted below are included in the Purchase Price and shall be transferred free of liens:

Appliances:
- ☐ Gas Range
- ☒ Electric Range
- ☒ Microwave Oven
- ☒ # 1 Refrigerator(s)
- ☒ Dishwasher
- ☐ Ice Maker (Standalone)
- ☐ Freezer
- ☒ Clothes Dryer
- ☒ Clothes Washer
- ☒ # 1 Garbage Disposal(s)

Windows:
- ☐ Blinds
- ☐ Curtains/Drapes
- ☐ Hardware

Equipment:
- ☐ Furnace Humidifier
- ☐ Water Softener
- ☐ Well Pump & Equipment
- ☐ Sump Pump
- ☐ #______ Window A/C Unit(s)
- ☐ #______ Smoke Alarm(s)
- ☐ Playground Equipment
- ☒ # all Ceiling Fan(s)
- ☐ Satellite Dish & Hardware

Other:
- ☒ # 1 Trash Container(s)
- ☒ # 1 Recycling Container(s)
- ☐ Fuel in Tanks (Oil, Propane)

Dock, Pool and Hot Tub:
- ☐ Floating Dock
- ☐ #______ Boat Lift(s)
- ☐ Pool
- ☐ Pool Equipment
- ☐ Pool Cover
- ☐ Hot Tub
- ☐ Hot Tub Equipment
- ☐ Hot Tub Cover

- ☐ Fireplace
- ☐ Screen
- ☐ Doors
- ☐ Equipment / Tools
- ☐ Gas Logs
- ☐ Wood Stove

☒ # all Garage Door Opener(s) and # all Remote(s)

**ADDITIONAL ITEMS / NOTES:**

______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

**16. CONFIRMATIONS AND DISCLOSURES:** Buyer and Seller acknowledge receipt of their REIN Consumer Disclosure Information Form and Summary Of Rights And Obligations Of Sellers And Purchasers Under The Virginia Residential Property Disclosure Act Form prior to entering into this Agreement as well as the following disclosures.

**Neither Seller, Real Estate Information Network Inc. ("REIN"), Listing Firm, Selling Firm, nor their employees or agents will be held responsible for Buyer's failure to have investigated and evaluated the impact of any of the disclosures made in this Agreement on the Property, including those additional disclosures on the Consumer Disclosure Information Form and Summary Of Rights And Obligations Of Sellers And Purchasers Under The Virginia Residential Property Disclosure Act Form .**

**A. CONFIRMATION OF BROKERAGE RELATIONSHIP:** The parties confirm in connection with this transaction that Listing Firm and Selling Firm have represented the party or parties indicated below. Notwithstanding the provisions of paragraph 17 of this Purchase Agreement relating to the payment of brokerage fees, the parties agree that one of the following may apply:
**(Check appropriate box.)**

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DocuSign Envelope ID: D9069134-DBE1-4AB4-AD8D-F1E1E865B257

☐ 1. Listing Firm, Selling Firm, and their salesperson(s) represent Seller as their client. Buyer is a customer/ unrepresented party and their salesperson(s) represent Seller as their client. Buyer **has signed the Disclosure of Brokerage Relationship to Unrepresented Party form.**

☒ 2. Listing Firm and its salesperson(s) represent Seller. Selling Firm and its salesperson(s) represent Buyer.

☐ 3. Listing Firm and its salesperson(s) represent Seller. Selling Firm and its salesperson(s) represent neither Buyer nor Seller.

☐ 4. The Parties confirm that Selling Firm and its salesperson(s) represent Buyer as their client. Seller is a customer/unrepresented party and **has signed the Disclosure of Brokerage Relationship to Unrepresented Party form**.

☐ 5. Listing Firm and its salesperson(s) represent both Buyer and Seller as DUAL AGENTS OR DUAL REPRESENTATIVES, by mutual agreement. **Buyer and Seller have signed the Disclosure of Dual Agency or Dual Representation in a Residential Real Estate Transaction Form attached**.

☐ 6. Listing Firm and its broker represent both Buyer and Seller as DESIGNATED AGENTS OR DESIGNATED REPRESENTATIVES, by mutual agreement. **Buyer and Seller have signed the Disclosure of Designated Agents or Representatives in a Residential Real Estate Transaction Form attached**.

☐ 7. Buyer and Seller acknowledge that no brokerage relationship exists with any agent involved in this transaction. Both Buyer and Seller are unrepresented customers.

**B. AIRCRAFT NOISE ZONE / ACCIDENT POTENTIAL ZONE DISCLOSURE:** ☐ **N/A**

Aircraft noise and/or accident zones are subject to change. If the Property is located in the cities of Norfolk, Virginia Beach, Chesapeake or Hampton, Buyer and Seller hereby acknowledge that as of the date of this Agreement current maps indicate the Property is located in an Aircraft Noise Zone ____________**-65**____________ and/or Aircraft Accident Potential Zone ____________**none**____________(or similar designations). Noise attenuation measures for new residential construction or modifications to nonconforming structures may be required and height restrictions may have been imposed in accordance with city ordinances. The Real Estate Transfer Disclosure for Properties Located in a Locality in Which a Military Air Installation is Located is attached, as required by § 55.1-704 of the Code of Virginia.

**C. VIRGINIA RESIDENTIAL PROPERTY DISCLOSURE ACT**: The Virginia Residential Property Disclosure Act (the "Act") requires sellers of residential real property to disclose to buyers certain information known to the sellers regarding the condition of the property to be purchased. Seller and Buyer acknowledge that a Residential Property Disclosure Statement, attached hereto, has been provided by Seller to Buyer prior to ratification of this Agreement and if the Property is an exempted property pursuant to § 55.1-702 of the Act then this paragraph does not apply.

**D. AGENCY INTEREST DISCLOSURE**: If a licensee knows or should have known that such licensee or member of such licensee's firm or any entity in which such licensee has an ownership interest is acquiring or attempting to acquire or is selling or leasing real property through purchase, sale, or lease and the licensee is a party to the transaction, the licensee must disclose in writing that such licensee is a licensee and that such licensee, any member of licensee's family, licensee's firm, any member of such licensee's firm or any entity in which such licensee has an ownership interest has or will have an ownership interest to the other parties of the transaction. This disclosure shall be made to the Buyer or Seller upon having substantive discussions about the Property.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

**E. MEGAN'S LAW DISCLOSURE**: Buyer(s) should exercise whatever due diligence they deem necessary with respect to information on any sexual offenders registered under Chapter 23 (§ 19.2-387 et seq.) of Title 19.2 whether the owner proceeds under subdivision 5 of subsection B of § 55.1-703. Such information may be obtained by contacting your local police department or the Department of State Police, Central Criminal Records Exchange, at 804-674-2000 or https://sex-offender.vsp.virginia.gov/sor.

**F. MECHANICS LIEN**: Virginia law (§ 43-1 et seq.) permits pers [redacted] materials for the construction, removal, repair or improvement of [redacted]

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the Property. This lien may be filed at any time after the work is commenced or the material is furnished, but not later than the earlier of (i) ninety (90) days from the last day of the month in which the lien or last performed work or furnished materials or (ii) ninety (90) days from the time the construction, removal, repair or improvement is terminated. Seller warrants that all bills related to any repairs or improvements made to the Property have been paid or will be paid by Seller from the proceeds at settlement. AN EFFECTIVE LIEN FOR WORK PERFORMED PRIOR TO THE DATE OF SETTLEMENT MAY BE FILED AFTER SETTLEMENT. LEGAL COUNSEL SHOULD BE CONSULTED.

**G. SQUARE FOOTAGE/ACREAGE AND/OR OTHER PROPERTY MEASUREMENTS**: Any representation of square footage, acreage and/or other property measurements are approximate, subject to variation based on method of measurement, and should be independently confirmed by Buyer. Buyer acknowledges and agrees that Buyer has undertaken any and all investigations Buyer desires with respect to obtaining measurements of the Property, including the square footage of the rooms, the acreage of the lot or the other measurements related to the Property and finds any and all such measurements to be acceptable and shall not use the size, acreage or square footage of the Property as the basis for any termination of this Agreement. Buyer agrees to waive, release and discharge all parties to this Agreement, including REIN, from any and all claims that the square footage, acreage or other measurements of the Property were incorrectly stated in any literature concerning the Property generated by REIN's MLS Systems, including Listing and / or Tax reports.

**H. PENDING BUILDING OR ZONING VIOLATIONS:** Unless disclosed in writing below Seller has no actual knowledge that the Property has pending enforcement actions pursuant to the Uniform Statewide Building Code. Section 55.1-706 of the Code of Virginia states that if the Seller of a residential dwelling unit has actual knowledge of any pending enforcement actions pursuant to the Uniform Statewide Building Code that affect the safe, decent, sanitary living conditions of the Property of which the Seller has been notified in writing by the locality, or any pending violation of the local zoning ordinance that the violator has not abated or remedied under the zoning ordinance, within a time period set out in the written notice of violation from the locality or established by the court of competent jurisdiction, the Seller shall provide to a prospective Purchaser a written disclosure that so states. Such disclosure shall be provided to the Purchaser on a form provided by the Real Estate Board on its website.____________________________________________________________

**I. PROPERTY PREVIOUSLY USED TO MANUFACTURE METHAMPHETAMINE**: If a Seller of residential real property has actual knowledge that the Property being sold (1) was previously used to manufacture methamphetamine and (2) has not been cleaned up in accordance with state guidelines, the Seller is required to provide a written disclosure to Buyer in accordance with Section 55.1-708 of the Code of Virginia. Pursuant to Section 32.1-11.7 of the Code of Virginia, the Virginia Board of Health established Guidelines for Cleanup of Residential Property Used to Manufacture Methamphetamine. If applicable, the Disclosure Statement for Residential Property Previously Used to Manufacture Methamphetamine is attached to this Agreement as required by the Code of Virginia.

**J. LIS PENDENS**: If the owner of a residential dwelling unit has actual knowledge of a lis pendens filed against such dwelling unit pursuant to Section 8.01-268, such owner shall provide to a prospective purchaser a written disclosure that so states. Such disclosure shall be provided to the purchaser on a form provided by the Real Estate Board on its website.

**17. BROKERAGE FEE**: Selling Firm and Listing Firm are intended to be, and are, third party beneficiaries of this Agreement with respect to payment of the brokerage fee and are entitled to payment at settlement as provided by separate agreement(s). The settlement agent shall disburse the brokerage fee to Listing Firm and Selling Firm at settlement.

**18. DEFAULT**: Subject to the provisions of paragraph 19 below, if either party defaults under this Agreement, the nondefaulting party may pursue, in such party's discretion, all remedies available to the nondefaulting party at law or in equity. In the event of default, Escrow Agent shall pay the Deposit to the nondefaulting party in accordance with paragraph 5B and the nondefaulting party shall have the right to pursue such other rights and remedies against the defaulting party as the nondefaulting party may have, both legal and equitable. All of the rights and remedies hereunder are cumulative. The defaulting party shall be liable for the brokerage fee due Listing Firm and Selling Firm. In any action arising from or related to this Agreement, including, but not limited to, any suit to secure the release of the Deposit from escrow, the prevailing party shall be entitled to receive from the non-prevailing party or parties, reasonable attorneys' fees, costs (including expert fees) and expenses incurred by such prevailing party.

**19. DISPUTE RESOLUTION**: Prior to initiating any litigation, the parties agree any dispute or claim arising out of, or relating to, this Agreement, the breach of this Agreement or the servic [redacted] shall be submitted to mediation. Upon assertion of a matter for mediati [redacted] to the other party requesting suitable arrangements for mediation. If, [redacted]

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the asserting party in the prior sentence, the non-asserting party does not reply, does not agree to mediation or does not reach an agreement for a mutually acceptable, date, time, place and/or mediator, the asserting party shall have no further obligation to endeavor to mediate and may assert any and all legal remedies available to the asserting party. Solely for the purpose of this paragraph 19 with respect to the written notice requesting mediation to the non-asserting party, such written notices shall also be required to be given to the principal and supervising broker of both the Listing Firm and the Selling Firm. Disputes shall include, by way of illustration and not limitation, claims arising from misrepresentations made by the parties to this Agreement in connection with the sale, purchase, financing, condition or other aspects of the Property, including, allegations of concealment, misrepresentation, negligence and/or fraud.

The following matters are excluded from mediation under the preceding paragraph: (a) judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage, or land contract; (b) an unlawful detainer action; (c) the filing or enforcement of a mechanics lien; (d) any matter which is within the jurisdiction of a probate court; or (e) violation of a state's real estate license laws. The filing of a judicial action to enable the recording of a notice of pending action, or other provisional remedies, shall not constitute a waiver of the right to mediate under this provision, nor shall it constitute a breach of the duty to mediate. If the parties cannot reach a mutually agreeable settlement through mediation, they are free to arbitrate or litigate their dispute as if the mediation never took place. The terms and provisions of this paragraph 19 shall survive settlement and conveyance of title to the property for a period of five (5) years from the date of this Agreement pursuant to the terms of § 8.01-246 of the Code of Virginia of 1950, as amended.

**20. OTHER PROVISIONS**:

**21. NON ASSIGNMENT**: This Agreement may not be assigned by Buyer without the written consent of Seller.

**22. TAX-DEFERRED EXCHANGE**: In the event Buyer or Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Buyer and Seller agree to cooperate in effecting such exchange. The exchanging party shall be responsible for all costs associated with such exchange. A non-exchanging party shall assume no additional liability with respect to such tax-deferred exchange. Buyer and Seller shall execute additional documents, including assignment of this Contract at no cost to the non-exchanging party, as shall be required to give effect to this provision.

**23. NOTICES**: Except as provided below, all notices required to be sent to Seller under this Agreement shall be sent to Listing Firm and all notices to be sent to Buyer shall be sent to Selling Firm. Except as provided below, all notices required to be sent under this Agreement shall be given in accordance with one of the following methods; (a) hand delivery; (b) United States mail, postage prepaid, provided that the sender retains sufficient proof of mailing, which may be either a United States postal certificate of mailing or a certificate of service prepared by the sender confirming such mailing; (c) electronic means provided that the sender retains sufficient proof of the electronic delivery, which may be an electronic receipt of delivery, a confirmation that the notice was sent by facsimile, or a certificate of service prepared by the sender confirming the electronic delivery; or (d) overnight delivery using a commercial service or the United States Postal Service. Notices given pursuant to the Property Owners' Association Addendum to Purchase Agreement, the Condominium Addendum to Purchase Agreement or the Cooperative Interest Addendum to Purchase Agreement shall be given in accordance with their terms. The addresses set forth below each parties name shall be the address for notice to such party unless such party subsequently gives notice in accordance with this paragraph of a different address to be used for such party.

**24. MISCELLANEOUS**: Paragraph headings and section headings of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement. **The term "day" shall be deemed to mean any day of the week, Monday through Sunday, both inclusive regardless of legal or religious holiday. The term "business banking day" shall mean Monday through Friday, except federal holidays**. "Day" shall mean 12:00 a.m. (midnight) until 11:59 p.m. Eastern Time. Any agreed upon timeframe shall begin at 12:00 a.m.(midnight) after the event triggering the commencement of the timeframe and end [redacted] written amendment. This Agreement and any exhibits, addenda, m [redacted]

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i) in any number of counterparts and by facsimile or other electronic means, except with respect to digital signatures, and ii) by different parties in separate counterparts, each of which when so executed and delivered shall be deemed original, but all such counterparts shall constitute but one and the same instrument. To the extent any handwritten or typewritten terms in this Agreement conflict with, or are inconsistent with the printed terms of this Agreement, the handwritten or typewritten terms shall control. This Agreement is executed under seal. The terms of this Agreement and the addenda, exhibits, modifications or amendments referenced herein or which reference this Agreement constitute the entire agreement and there are no other agreements between the parties. Seller and Buyer both authorize Listing Firm and/or Selling Firm to disclose financial information related to the sale of the Property, including information related to settlement expenses (but not personal financial information) to the multiple listing service and/or real estate appraisers. The waiver by Seller of any terms, conditions, or provisions of this Agreement shall not be construed as a waiver of any other or subsequent term, condition or provision of this Agreement. If any term, condition, or provision of this Agreement is declared illegal or invalid for any reason by a court of competent jurisdiction, the remaining terms, conditions and provisions of the Agreement shall, nevertheless, remain in full force and effect.

OPTIONAL – if both Buyer and Seller initial below, digital signatures are acceptable for use in this transaction. If both Buyer and Seller do not initial below, digital signatures are not acceptable for use in this transaction. The following language is included for the sole purpose of determining the parties' agreement to accept digital signatures and is not required to be completed if the parties do not agree to accept digital signatures.

**EXPRESS AGREEMENT TO CONDUCT TRANSACTION USING DIGITAL SIGNATURES**: IN ACCORDANCE WITH THE UNIFORM ELECTRONIC TRANSACTIONS ACT (§ 59.1-479 ET SEQ. OF THE CODE OF VIRGINIA), [redacted]

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**THIS PROPERTY IS OFFERED WITHOUT RESPECT TO RACE, COLOR, RELIGION, SEX, HANDICAP, FAMILIAL STATUS, SOURCE OF FUNDS, SEXUAL ORIENTATION, GENDER IDENTITY, MILITARY STATUS, ELDERLINESS, NATIONAL ORIGIN, OR ANY PROTECTED CLASS UNDER FEDERAL, STATE OR LOCAL LAW.**

**THIS IS A LEGALLY BINDING AGREEMENT; IF NOT UNDERSTOOD, SEEK LEGAL ADVICE.**

BUYER(S) SIGNATURE(S): [redacted]

BUYER(S) Address:

SELLING AGENT SIGNATU

Selling Firm Name:

Selling Firm Address:

REIN ID# ________________

Selling Agent Name:

REIN ID# ________________

SELLER(S) SIGNATURE(S):

SELLER(S) Address:

LISTING AGENT SIGNATUR

Listing Firm Name:

Listing Firm Address:

REIN ID# ________ [redacted]

[redacted]

[redacted] ________ [redacted]

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